Exhibit 99.1

DESTINATION MATERNITY ANNOUNCES TWO KEY EXECUTIVE APPOINTMENTS - CHIEF

FINANCIAL OFFICER AND CHIEF TRANSFORMATION OFFICER

– Dave J. Helkey Named CFO and COO; Brings Over 20 years of Financial and Operating Experience –

– Announces Consultant Contract to Engage Doug Goeke as New Chief Transformation Officer –

MOORESTOWN, N.J. – (January 9, 2019) – Destination Maternity Corporation (NASDAQ:DEST), the world’s leading maternity apparel retailer, today announced the appointment of Dave J. Helkey to the position of Chief Financial Officer and Chief Operating Officer, reporting to CEO Marla Ryan, effective January 21, 2019. Mr. Helkey is a seasoned, strategic executive with over 20 years of financial and operating experience. In his new role, Mr. Helkey will oversee the Company’s finance, accounting, IT, real estate, inventory management, sourcing, human resources, legal and warehouse/logistic departments.

Destination Maternity also announced it entered into a consulting agreement to engage Doug Goeke, to serve in a newly created role of Chief Transformation Officer, reporting directly to the Board of Directors, effective January 9, 2019. Mr. Goeke brings extensive financial, operational, and turnaround experience and will provide leadership and oversight of the Company’s multi-year strategic plan, Destination->Forward.

Commenting on the appointments of Dave Helkey and Doug Goeke, Marla Ryan, Chief Executive Officer of Destination Maternity, stated, “We are pleased to have an executive of Dave’s caliber joining Destination Maternity. We believe Dave’s experience and successful track record in retail, both online and in store, along with his operations management and capital markets experience make him ideally suited to fill the role of CFO and COO. We are excited to have Dave on board and look forward to the contributions he will make while managing the company’s strategic growth initiatives.”

Ms. Ryan, continued, “We are also pleased to bring Doug Goeke and his extensive international and domestic expertise leading company turnarounds to our leadership team. Doug has a vast amount of experience creating value through strategic performance improvements across business segments, which will be invaluable to his efforts to oversee and support the advancement of our multi-year strategic plan, Destination->Forward.”

Helkey named Chief Financial Officer and Chief Operating Officer

Mr. Helkey brings more than 20 years of financial and operating expertise to the role, most recently serving as the Chief Financial Officer and Chief Operating Officer of Things Remembered, a privately held omni-channel retail company with 440 stores in the U.S. and Canada. At Things Remembered, he oversaw the finance, business innovation and fulfillment center/warehouse departments, amongst others. He was also responsible for implementing a real estate strategy to grow website sales and lower store footprint and oversaw a robust restructuring plan with creditors and advisors. Previously, he was the Chief Financial Officer of two health care companies and worked in the finance department of Limited Brands (NYSE: LB). Mr. Helkey started his career at E&Y as staff/senior accountant in audit. He holds a BSBA degree from The Ohio State University and is a Certified Public Accountant.

“I am honored to join Ms. Ryan and the rest of the Destination Maternity team in what I believe is a pivotal moment in the Company’s growth trajectory,” said Mr. Helkey. “I look forward to building on the significant progress that has already been made positioning the Company for profitable and sustainable growth and positively contributing to the Company’s strategic plan, Destination->Forward.”

Exhibit 99.1

Goeke named Chief Transformation Officer

Mr. Goeke brings extensive international and domestic experience to his role, having created significant value at public companies through performance improvements and organic growth initiatives. Most recently, Mr. Goeke was the Senior Vice President and General Manager of Support Services North America at Babcock International Group plc (LSE: BAB). Prior to this, Mr. Goeke held positions as President, Deputy President, Managing Director, and Chief Financial Officer in various divisions of Gategroup Holding LTD, where he was also a member of the Gategroup Executive Management Board. In these roles, he has had P&L responsibility for divisions having annual revenues of $200 million to $900 million, and was responsible for driving performance improvements, leading successful turnarounds, and delivering intensive cost and working capital reductions. Earlier in his career, Mr. Goeke held leadership positions at Lincoln Electric Holdings, Inc. and earned his CPA at Arthur Andersen LLP. He holds a Master’s Degree in Finance from London Business School.

“I’m excited to be working with the Board of Directors, Ms. Ryan, and the entire Destination Maternity team to deliver against the Company’s strategic plan, Destination->Forward, and ensure we establish a prosperous future for the business,” said Mr. Goeke.

About Destination Maternity

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. As of November 3, 2018, Destination Maternity operates 1,108 retail locations in the United States, Canada and Puerto Rico, including 474 stores, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod® and Destination Maternity®, and 634 leased department locations. The Company also sells merchandise on the web primarily through its brand-specific websites, motherhood.com and apeainthepod.com, as well as through its destinationmaternity.com website. Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea, Mexico, Israel and India. As of November 3, 2018, Destination Maternity has 187 international franchised locations, including 10 standalone stores operated under one of the Company’s nameplates and 177 shop-in-shop locations.

Contact

Sloane & Company

Erica Bartsch / Alex Kovtun, 212-486-9500

EBartsch@sloanepr.com / Akovtun@sloanepr.com

###